SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: August 1, 2012

ENSURGE, INC.
(Exact name of registrant as specified in charter)

NEVADA	33- 03275	87-0431533
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

1001 Brickell Bay Drive, 27th Floor
               Miami, Florida 33131
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (888) 978-9994

Item 5.03 Changes in Articles of Incorporation.

On August 2, 2012 Ensurge, Inc., a Nevada Corporation (the “Company”) filed  an amendment to theCompany’s Articles of Incorporation, to create “blank check” preferred stock, which  authorizes the Board of Directors to designate the terms of different series of preferred stock, which could have various  rights superior to those of the Company’s common stock, including voting rights, dividend rights, preferences on liquidation of the Company, conversion rights, dilution protections, and restrictive covenants limiting the Company’s management’s freedom of action. The text of the amendment is as follows:

“Preferred Stock.  The aggregate number of shares of Preferred Stock which the Corporation shall have authority to issue is 10,000,000 shares of blank check preferred stock, $0.001 par value per share, which may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors of the Corporation. The Board of Directors is hereby vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations, or restrictions for each series, including, but not by way of limitation, the power to fix the redemption and liquidation preferences, the rate of dividends payable and the time for the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting power, if any, of share of Preferred Stock or any series thereof.”

The number of shares of the Company outstanding common stock entitled to vote at the time of the adoption of the above amendment was 33,138,726.  The number of such shares of common stock  executing a written consent in favor of such amendment was 16,919,584.

Item 8.01 Other Events.

Equity Incentive Plan.  In addition, the  Board of Directors adopted a resolution approving the increase of the shares of Common Stock reserved for the issuance of equity interests to officers, directors, employees and consultants of the Corporation pursuant to the 2010 Equity Incentive Plan of the Corporation to 15,000,000 shares of Common Stock from 7,500,000 shares of Common Stock.  This amendment was also submitted to a written consent of our shareholders.

The number of shares of the Corporation outstanding common stock entitled to vote at the time of the adoption of the above amendment  to the Equity Incentive Plan was 33,138,726.  The number of such shares of common stock  executing a written consent in favor of such amendments was 16,919,584.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSURGE, INC.

Date: August 17, 2012	By /s/ Jeff A. Hanks
Jeff A. Hanks
Chief Financial Officer